Exhibit 10.1

FORM OF STOCK OPTION GRANT

AWARD AGREEMENT

[NTELOS HOLDINGS CORP. LETTERHEAD]

[Grant Date]

[Grantee Name]

[Grantee Address]

Dear [Grantee Name]:

Pursuant to the NTELOS Holdings Corp. Amended and Restated Equity Incentive Plan (the “Plan”), the Plan’s administrative committee (the “Committee”) hereby grants to you an Incentive Stock Option (“Option”) to purchase [            ] shares of Common Stock, par value $.01 (“Award”) at an Exercise Price of [            ] per share. Your Option is intended to be an Incentive Stock Option. However, your Option will be treated as an Incentive Stock Option only to the extent that (i) the number of Award shares with respect to which this Option and any other Incentive Stock Options granted to you become exercisable for the first time in any calendar year multiplied by (ii) the Exercise Price of the Option does not exceed one hundred thousand dollars ($100,000) (or such other amount as is set as the limit for Incentive Stock Options). To the extent such dollar limitation is exceeded in any calendar year, then this Option may nevertheless be exercised as a Non-Qualified Stock Option for the excess number of Award shares. You may direct that any exercise of this Option be deemed an exercise of the Incentive Stock Option or the Non-Qualified Stock Option portion to the extent available hereunder.

This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. All capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable.

Subject to your continued employment with the Company and its Subsidiaries, your Award will vest and become exercisable as follows (the “Time Vesting Schedule”):

50% of Award shares will vest on the second anniversary of the grant date;

An additional 25% of Award shares will vest on the third anniversary of the grant date; and

The final 25% of Award shares will vest on the fourth anniversary of the grant date.

In addition to the Time Vesting Schedule above, the following enhanced vesting provisions shall also apply to your Award shares. In the event the Company terminates your employment involuntarily and without Cause in contemplation of or within nine (9) months after a Change in Control, as defined in the Plan, then your entire Award will fully vest and become exercisable immediately prior to your Termination Date. Your employment will be considered to have been terminated “in contemplation of” a Change in Control only if the Company makes a public announcement or files a report or proxy statement with the Securities and Exchange Commission disclosing a transaction or series of transactions which, if completed, would constitute a Change in Control and your employment is terminated by the Company without Cause during the period beginning with such disclosure and ending the earlier of (x) the date that the Board, acting in good faith, adopts a resolution stating that the transaction or series of transactions will not be completed or (y) the date that such transaction or series of transactions is completed. You will not be entitled to receive the enhanced vesting provisions if your employment terminates on account of your death, disability, retirement, termination by the Company for Cause or your voluntary resignation for whatever reason.

Subject to the terms of the Plan and your continued employment through such date, any vested and exercisable portion of the Option will remain available for purchase until the tenth anniversary of the grant date (the “Expiration Date”). However, notwithstanding the foregoing, upon your Termination Date, the Option shall remain exercisable only in accordance with the terms of the Plan and this Award (the “Exercise Period”). Any vested and exercisable portion of your Award that is not so exercised within the applicable Exercise Period shall be forfeited with no further compensation due to you. Additionally, unless otherwise provided by the Committee, any portion of your Award that is not vested or exercisable as of your Termination Date shall be forfeited with no further compensation due to you.

All or part of the exercisable Options may be exercised by you upon (a) your written notice to the Company of exercise and (b) your payment of the Exercise Price and any applicable withholding taxes in full at the time of exercise in any manner provided for under the terms of the Plan.

By accepting this Award, you agree upon grant of your Award to be bound by the following confidentiality and non-solicitation restrictions:

Confidentiality

You understand and acknowledge that during your employment with the Company, you have been and will be making use of, acquiring or adding to the Company’s Confidential Information (as defined below). In order to protect the Confidential Information, you will not, during your employment with the Company or at any time thereafter, in any way utilize any of the Confidential Information except in connection with your employment by the Company. You will not at any time use any Confidential Information for your own benefit or the benefit of any person except the Company. At the end of your employment with the Company, you will surrender and return to the Company any and all Confidential Information in your possession or control, as well as any other Company property that is in your possession or control. The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company, including but not limited to the following general categories: (a) trade secrets; (b) lists and other information about current and prospective customers; (c) plans or strategies for sales, marketing, business development, or system build-out; (d) sales and account records; (e) prices or pricing strategy or information; (f) current and proposed advertising and promotional programs; (g) engineering and technical data; (h) the Company’s methods, systems, techniques, procedures, designs, formulae, inventions and know-how; personnel information; (i) legal advice and strategies; and (j) other information of a similar nature not known or made available to the public or the Company’s competitors. “Confidential Information” shall also include any such information that you may prepare or create during your employment with the Company, as well as such information that has been or may be created or prepared by others. This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its trade secrets and/or Confidential Information.

Non-Solicitation

While you are employed by the Company and for one (1) year after your Termination Date, you will not, directly or indirectly, solicit or encourage any employee of the Company to terminate employment with the Company; hire, or cause to be hired, for any employment by a Competitor, any person who within the preceding 12 month period has been employed by the Company, or assist any other person, firm, or corporation to do any of the foregoing acts. Additionally, while you are employed by the Company and for one (1) year after your Termination Date, you will not, directly or indirectly, sell, attempt to sell, provide or attempt to provide, any wireless or wireline telecommunication services, including but not limited to internet services, to any person or entity who was a customer or an actively sought prospective customer of the Company, at any time during the Executive’s employment with the Company.

In the event you breach any of foregoing confidentiality or non-solicitation restrictions, in addition to any contractual or common law right the Company may have against you, you will waive and forfeit any and all rights to any further benefits under this letter or under the Plan and you will repay the Company for any benefit you may have already received under this letter or under the Plan.

Stock Ownership Requirement

The Company has established a stock ownership policy to emphasize the link between officers and the long-term interests of shareholders of the Company and to enhance the Company’s image by openly communicating to investors, market analysts and the public that officer interests are tied directly to the long-term success of the Company through personal capital investment in Company stock. Accordingly, officers like you are expected to accumulate and hold shares of Company stock consistent with certain target ownership levels. Ownership status for officers will be reported periodically to the Committee.

By accepting this Award, you acknowledge and agree that you will accumulate and hold              shares of the common stock, $.01 par value per share, of the Company by no later than              [and a total of              shares of the Company by no later than             ] (which number will reflect actual shares owned and not include any shares underlying unexercised options, restricted stock or other equity awards or other beneficial ownership of shares not described below). When your target ownership level has been achieved by the required date, you agree to continue to own no less than the number of shares equal to your target ownership level. This means that, if the stock price increases or decreases, you may not sell below your target ownership level. If you are promoted into another position, you may be asked to retain additional shares. Prior to any sale of your stock, you agree to seek clearance and to notify the Committee that you will not go below your target ownership level. You are also expected to comply with all relevant securities regulations at the time of any sale of Company stock. For purposes of your target ownership level, shares to be counted as owned shall include any shares you own outright, either individually or as co-owner with your spouse, shares owned in the name of any of your minor children, either outright or jointly with you and/or your spouse, or shares held in trust for you, your spouse and/or any of your minor children. Shares owned shall exclude any non-beneficial ownership shares, stock options or underlying shares (whether vested or invested), restricted stock or other equity awards or their underlying shares until such shares are owned outright without any risk of forfeiture.

You acknowledge and agree that if you do not comply with the foregoing requirement to accumulate and hold your target number of shares in the Company, the Company in its sole discretion may provide for the cancellation of your Option (whether or not then vested) for all or any portion of your outstanding Option the Company in its discretion decides to cancel for failure to comply with such requirement. The Company’s right to cancel your Option if you do not comply with such ownership requirements is discretionary, provided, however, that no failure by the Company to cancel your Option or exercise its rights hereunder shall operate as a waiver of such rights, nor shall any single or partial exercise or waiver of such right preclude any other or further exercise of such right provided herein.

You also agree to certify as the Committee requests whether or not you are in compliance with these stock ownership requirements. You agree not to sell or otherwise dispose of any Company stock you own, outside of an approved Rule 10b5-1 sales plan, until your target ownership level is met. You also agree to sell or otherwise dispose of any Company stock you own once your target ownership level is met on the required date only to the extent that your remaining holdings do not fall below the minimum target ownership level. The Committee in its sole discretion can make hardship exceptions to the stock ownership requirements to the extent the Committee deems appropriate. The Committee reserves the right to interpret, modify or terminate this stock ownership requirement at any time except that no such change or modification will adversely affect you without your prior consent.

The Company may impose any additional conditions or restrictions on the Award or the exercise of the Option as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate your service at any time, which rights shall be subject to the terms and conditions of any applicable employment agreement or other contractual relationship between you and the Company, if such agreement or other relationship exists.

Please sign and return a copy of this agreement to Joe Leigh, Human Resources Director, designating your approval of this letter. This acknowledgement must be returned within thirty (30) days; otherwise, the Award will lapse and become null and void. Your signature will also acknowledge that you have received and reviewed the Plan and that you agree to be bound by the applicable terms of this letter and the Plan.

Very truly yours,

NTELOS HOLDINGS CORP.

By:

ACKNOWLEDGED AND ACCEPTED

Dated: